EXHIBIT 10.3

SPANSION INC.

2010 EQUITY INCENTIVE AWARD PLAN

STOCK OPTION AWARD

The following sets forth the terms of your Spansion Inc. Stock Option Award (“Option”):

Employee Name:

Stock ID:

Grant Number:

Grant Date:

Per Share Exercise Price:

Number of Shares

Type:	Nonstatutory Stock Option

Expiration Date:	7 years after the Grant Date above, subject to earlier termination

Vesting Schedule:

Subject to acceleration in certain circumstances, the Option vests and becomes exercisable on the following dates:

●1/3rd of the Option on first anniversary of Grant Date

●1/36th of the Option monthly thereafter

The Stock Option Award that is described and made pursuant to this Stock Option Agreement (as amended from time to time, this “Option Agreement”) is granted under the Spansion Inc. 2010 Equity Incentive Award Plan (as amended from time to time, the “Plan”). By not electronically rejecting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan.

The following terms and conditions apply to the Stock Option granted pursuant to this Option Agreement:

Company; Defined Terms:

“Company” shall mean Spansion Inc., and, except as the context may otherwise require, references to “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:

The Option shall entitle the Holder to purchase that number of shares of Common Stock set forth above for the per share exercise price set forth above upon the terms and conditions set forth herein and in the Plan.

Brokerage Account Requirement:	As a condition to the grant of the Option, the Holder agrees to open and maintain a brokerage account at the Company’s designated stock broker at all times that the Option remains outstanding.

Vesting:

The Option vests and becomes exercisable according to the schedule set forth above. The Option will vest on such dates only if the Holder remains in continuous Service (as defined below) with the Company from the Grant Date through such vesting date. “Service” for purposes of this Option Agreement shall mean employment as an Employee, or service to the Company as a Director or Consultant.

Termination:

To the extent unvested, the Option will be forfeited upon termination of Service and the vested portion of the Option will remain outstanding and exercisable until the earliest of the following:

(i)         the Expiration Date set forth above;

(ii)        the expiration of three (3) months from the date of the Holder’s Termination of Service, unless such termination occurs by reason of the Holder’s death or Disability; or

(iii)       the expiration of one (1) year from the date of the Holder’s Termination of Service by reason of the Holder’s death or total and permanent disability (within the meaning of Section 22(e)(3) of the Code).

Exercise:

If the Holder elects to exercise some or all of the vested portion of the Option, the Holder may do so by filing an electronic request in accordance with procedures established by the Company. The Option may not be exercised for a fractional share. The Option shall be deemed exercised upon the receipt by the Company of such notice and full payment for the shares of Common Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax as described below. The Option exercise price may be paid by the Holder depositing cash in an amount equal to the exercise price in the Holder’s brokerage account designated by the Company (and instructing the broker to pay such cash amount to the Company) or by Selling to Cover (as defined below), provided, that Selling to Cover shall not be permitted during any period in which the Holder is prohibited from trading in the Common Stock under any policy of the Company or by reason of the Exchange Act. Holder shall provide any written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law rule, or regulation.

For the purposes of this Agreement, “Selling to Cover” shall mean selling that number of shares of Common Stock necessary to provide proceeds in an amount equal to the exercise price and/or tax withholding obligations and instructing the broker to pay the proceeds to the Company.

Tax Withholding:

The Holder is responsible for satisfying the minimum statutory Federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings with respect to the exercise of the Option. Unless another method for the payment of applicable tax withholding obligations is elected at least two days before the exercise, the Holder agrees to Sell to Cover for payment of the tax withholding obligations. Alternatively, if required or if designated by the Holder, the Company may deduct from the Holder’s paycheck within a reasonable time following each exercise the minimum amount required to satisfy any applicable tax withholding obligations with respect to the issuance of shares of Common Stock on exercise. Finally, the Holder may also satisfy tax withholding obligations by depositing cash in an amount equal to the tax withholding obligations in the Holder’s brokerage account designated by the Company and instructing the broker to pay such cash amount to the Company.

The Holder is encouraged to consult with a tax advisor regarding the tax consequences of the Option and participation in the Plan.

Transferability of Option:

The Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Holder’s death, shares deliverable or amounts payable with respect to the Option shall be delivered or paid, as applicable, to the Holder’s designated beneficiary. If applicable, the Administrator will advise Holders with respect to the procedures for naming and changing designated beneficiaries.

Rights as a Stockholder:	Until the shares of Common Stock are issued and delivered, a Holder will have no rights as a stockholder with respect to the shares of Common Stock subject to the Option.

No Right to Continued Employment:

Neither the Option nor this Agreement confers upon the Holder any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate the Holder’s employment at any time.

Data Privacy:

By acceptance of this Option, the Holder acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Holder’s employer hold certain personal information, including the Holder’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Holder hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Holder to a third party with whom the Holder may have elected to have payment made pursuant to the Plan. The Holder may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Holder’s ability to participate in the Plan and receive the benefits intended by this Option.

No impact on other rights:

Participation in the Plan is voluntary. The value of the Option is an extraordinary item of compensation outside the scope of Holder’s normal employment and compensation rights, if any. As such, the Option are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Option under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of Option or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

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